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                                                                       EXHIBIT 8

                        Porter, Wright, Morris & Arthur
                              41 South High Street
                              Columbus, Ohio 43215

                               November 21, 1995


Huntington Bancshares Incorporated
The Huntington National Bank of Lakeland
41 South High Street
Columbus, Ohio  43287

Peoples Bank of Lakeland
115 South Missouri Avenue
Lakeland, Florida 33801

Gentlemen:

         We are counsel for Huntington Bancshares Incorporated, a Maryland corporation ("Huntington"), and The Huntington National Bank of Lakeland, being formed as a wholly owned subsidiary of Huntington ("the Bank"), in connection with the proposed merger (the "Merger") of Peoples Bank of Lakeland, a Florida corporation ("Lakeland"), with and into the Bank pursuant to which the shareholders of Lakeland will receive shares of common stock, without par value, of Huntington ("Huntington Common") and cash, subject to certain limitations as set forth in the Agreement and Plan of Merger, among Huntington, the Bank, and Lakeland, dated as of August 25, 1995 (the "Merger Agreement"), in exchange for their shares of common stock of Lakeland ("Lakeland Common"). The separate existence and corporate organization of Lakeland will cease. At your request, and pursuant to Section 9.1(g) of the Merger Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of Huntington and Lakeland, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Huntington and Lakeland, and we have assumed that such certificates will be complete and accurate as of the Effective Time. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and that the Merger will constitute a merger pursuant to the applicable provisions of the laws of the United States and the laws of the state of Florida.

         Unless otherwise specified, the section numbers cited herein refer to sections in the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement or in the Proxy Statement/Prospectus. In connection with the Merger, Huntington and Lakeland have made the
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Huntington Bancshares Incorporated
The Huntington National Bank of Lakeland
Peoples Bank of Lakeland
November 21, 1995
Page 2

following representations upon which we are relying in rendering this opinion:

         a. The fair market value of the Huntington Common and other consideration received by each Lakeland shareholder was determined in arms length negotiations between Huntington, the Bank, and Lakeland and will be approximately equal to the fair market value of the Lakeland Common surrendered in the Merger.

         b. Other than SunTrust Banks, Inc., and one other holder of approximately one percent of Lakeland Common as to whom Lakeland has no knowledge, based upon certificates from other shareholders owning one percent or more of the Lakeland Common, there is no plan or intention by the shareholders of Lakeland who own one percent or more of the Lakeland Common, and to the best of the knowledge of the management of Lakeland, there is no plan or intention on the part of the remaining shareholders of Lakeland to sell, exchange, or otherwise dispose of a number of shares of Huntington Common to be received in the Merger that would reduce the Lakeland shareholders' ownership of Huntington Common to a number of shares having a value on the Effective Time of less than 50 percent of the fair market value of all of the formerly outstanding Lakeland Common as of the same date. For purposes of this representation, shares of Lakeland Common exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Huntington Common will be treated as outstanding Lakeland Common on the Effective Time. Moreover, shares of Lakeland Common and shares of Huntington Common held by Lakeland shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.

         c. The Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Lakeland immediately prior to the Merger. For purposes of this representation, amounts paid by Lakeland to dissenters, amounts paid by Lakeland to shareholders who receive cash or other property, Lakeland assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Lakeland immediately preceding the transfer, will be included as assets of Lakeland held immediately prior to the Merger.

         d. Prior to the transaction, Huntington will be in control of the Bank within the meaning of Section 368(c) of the Code.

         e. Following the transaction, the Bank will not issue additional shares of its stock that would result in Huntington losing control of the Bank within the meaning of Section 368(c) of the Code.

         f. Other than as described below in this paragraph f., Huntington has no plan or intention to liquidate the Bank; to merge the Bank with and into another corporation; to sell or otherwise dispose of the stock of the Bank;


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Huntington Bancshares Incorporated
The Huntington National Bank of Lakeland
Peoples Bank of Lakeland
November 21, 1995
Page 3

                 or to cause the Bank to sell or otherwise dispose of any of the assets of Lakeland acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. However, Huntington will merge the Bank into HNB Florida if it receives a private letter ruling from the Internal Revenue Service that the merger of the Bank into HNB Florida will not cause the Merger to be other than a tax-free reorganization under Section 368(a) of the Code.

         g. The liabilities of Lakeland assumed by the Bank and the liabilities to which the transferred assets of Lakeland are subject were incurred by Lakeland in the ordinary course of its business.

         h. Huntington has no plan or intention to redeem or otherwise reacquire any Huntington Common issued in the Merger.

         i. Following the Merger, the Bank will continue the historic business of Lakeland or use a significant portion of Lakeland's business assets in a business.

         j. Huntington, the Bank, Lakeland, and the shareholders of Lakeland will pay their respective expenses, if any, incurred in connection with the Merger.

         k. There is no intercorporate indebtedness existing between Huntington and Lakeland or between the Bank and Lakeland that was issued, acquired, or will be settled at a discount.

         l. No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         m. The fair market value of the assets of Lakeland transferred to the Bank in the Merger will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

         n. The total adjusted basis of the assets of Lakeland transferred to the Bank in the Merger will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

         o. Neither Huntington, the Bank nor Lakeland is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
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Huntington Bancshares Incorporated
The Huntington National Bank of Lakeland
Peoples Bank of Lakeland
November 21, 1995
Page 4


         p.      No cash will be paid for fractional shares.

         q.      No stock of the Bank will be issued in the transaction.

         r. None of the compensation received by any shareholder-employee of Lakeland will be separate consideration for, or allocable to, any of his or her shares of Lakeland Common; none of the shares of Huntington Common received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Lakeland will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         s. Neither Huntington nor the Bank owned any shares of Lakeland prior to the Merger.

         t. No material dividends or distributions will be made, except for dividends which are normal and customary in amount.

         In reliance on the assumptions and the representations set forth above, and assuming that the shareholders of Lakeland do not sell, exchange, transfer by gift, or otherwise dispose of a number of shares of Huntington Common received in the Merger that would reduce the ownership of Huntington Common by the former shareholders of Lakeland to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the fair market value of all of the formerly outstanding Lakeland Common as of the same date, we are of the opinion that:

         (1) The Merger will constitute a reorganization within the meaning of Sections 368(a) of the Code and that the Huntington, the Bank, and Lakeland will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The discussion in the Registration Statement under the caption "Federal Income Tax Consequences" insofar as it contains statements of United States federal income tax law or conclusions with respect to United States federal income tax law, is correct in all material respects.

         We have given this opinion pursuant to Section 9.1(g) of the Agreement in connection with the transactions contemplated thereby and such opinion is not to be relied upon for any other purpose. No opinion is expressed about the tax treatment of the transaction under other provisions of the Code and the Treasury Regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion. No opinion is expressed as to the effect of state, local, and foreign tax laws.
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Huntington Bancshares Incorporated
The Huntington National Bank of Lakeland
Peoples Bank of Lakeland
November 21, 1995
Page 5

                 You should be aware that this opinion represents our conclusions as to the application of existing law and is based on the representations given as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service. No person other than the addressees named herein may rely on this opinion for any purpose.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "THE MERGER
- Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy Statement/Prospectus included in the Registration Statement.


                               Very truly yours,

                               /s/Porter, Wright Morris & Arthur

                               PORTER, WRIGHT MORRIS & ARTHUR